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                                                                    EXHIBIT 11

                        BRISTOL TECHNOLOGY SYSTEMS, INC.

                    Computation of Earnings (Loss) per Share


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


                                                                         (Successor)
                                                                         ===========      (Predecessor)    (Predecessor)
                                                                          Inception       =============    =============
                                                                       (April 3, 1996)
                                                                             to              Twelve         Twelve months
                                                                         December 31,      months Ended         Ended
                                                                            1996          June 30, 1996     June 30, 1995
                                                                       ---------------    -------------     -------------
PRIMARY EARNINGS (LOSS) PER SHARE
     Net income (loss)                                                   $  (106,625)      $    79,177         $114,757
                                                                         ===========       ===========      ===========
     Weighted average number of common shares
       outstanding during the period calculated in
       accordance with generally accepted accounting
       principles including the effects of SAB 83                          3,483,012             1,000            1,001
     Effect of stock options and warrants treated as
       Common Stock equivalents under the
       treasury stock method                                                      --                --               --
                                                                         -----------       -----------      -----------
        Total shares                                                       3,483,012             1,000            1,001
                                                                         ===========       ===========      ===========
     Primary earnings (loss) per share                                         $(.03)              $79             $115
                                                                         ===========       ===========      ===========


FULLY DILUTED EARNINGS (LOSS) PER SHARE
     Net income (loss)                                                    $ (106,625)          $79,177         $114,757
     Weighted average number of common shares
       outstanding during the period calculated in
       accordance with generally accepted accounting
       principles including the effects of SAB 83                           3,483,012            1,000            1,001
     Effect of stock options and warrants
       treated as Common Stock equivalents
       under the treasury stock method                                             --               --               --
                                                                          -----------      -----------      -----------
          Total shares                                                      3,483,012            1,000            1,001
                                                                          -----------      -----------      -----------
     Fully diluted earnings (loss) per share                                    $(.03)             $79             $115
                                                                          ===========      ===========      ===========
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